Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma combined financial data, which we refer to as the pro forma financial statements, give effect to the acquisition (the “Acquisition”) of Noralta Lodge Ltd. (“Noralta”) to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”) by Civeo.

The unaudited pro forma combined statement of operations has been prepared to give effect to the Acquisition as if it had been completed on January 1, 2017. The unaudited pro forma combined balance sheet has been prepared to give effect to the Acquisition as if it had been completed on December 31, 2017.

The pro forma financial statements are based on the historical audited and unaudited consolidated financial position and results of operations of Civeo and Noralta. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Noralta included in and incorporated by reference into this Current Report on Form 8-K/A (the “Form 8-K/A”).

On April 2, 2018, Civeo acquired, directly or indirectly, all of the issued and outstanding shares of Noralta pursuant to the previously announced Share Purchase Agreement dated as of November 26, 2017, and as amended on March 15, 2018 (collectively, the “Purchase Agreement”). As a result, Civeo will account for the Acquisition as an acquisition of Noralta. Accordingly, Noralta’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at fair value on April 2, 2018, with the excess of the purchase consideration over the fair value of Noralta’s net assets recorded as goodwill. Valuations of property, plant and equipment and intangible and other assets acquired and liabilities assumed are preliminary as management is still reviewing the characteristics and assumptions related to Noralta’s assets acquired and liabilities assumed. Estimates and assumptions are subject to change upon finalization of these preliminary valuations. The completion of the valuation work could result in significantly different depreciation and amortization expenses and balance sheet classifications.

The pro forma financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting completion of the Acquisition are based upon the acquisition method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the notes to the pro forma financial statements.

The historical financial data has been adjusted to give pro forma effect to events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma financial statements do not reflect any revenue enhancements, anticipated synergies or dis-synergies, operating efficiencies or cost savings that may be achieved. The fair value adjustments applied to the assets acquired and liabilities assumed reflected in the pro forma financial statements are preliminary and are based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed.

The pro forma adjustments included in this Form 8-K/A are subject to modification as additional information becomes available and as additional analyses are performed depending on changes in interest rates, changes in foreign currency rates, and the final fair value determination of the assets acquired and liabilities assumed. The final allocation of the total purchase accounting will be determined after the completion of thorough analyses to determine the fair value of Noralta’s tangible and identifiable intangible assets acquired and liabilities assumed as of the Acquisition date. Increases or decreases in the fair values of the net assets acquired as compared with the information shown in the pro forma financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities, and may impact the combined statement of operations due to adjustments in depreciation and amortization of the adjusted assets or liabilities. Any changes to Noralta’s equity, including results of operations from November 30, 2017 through April 2, 2018, will also change the purchase accounting, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the pro forma financial statements presented in this Form 8-K/A.

The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined company following the Acquisition. The actual financial position and results of operations of the combined company following the Acquisition may significantly differ from the pro forma financial statements reflected herein due to a variety of factors.

The pro forma financial statements are based upon available information and certain assumptions that management believes are reasonable.

CIVEO CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
DECEMBER 31, 2017
(U.S. Dollars In Thousands)

	Historical Civeo	Historical Adjusted Noralta (Notes 2 and 6)	Transaction Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$32,647	$476	$161,162	4(a)	$33,123
		-	(161,162)	3
Accounts receivable, net	66,823	25,911	(15)	4(c)	92,719
Inventories	7,246	1,792	-		9,038
Prepaid expenses	14,481	790	-		15,271
Assets held for sale	9,462	192	-		9,654
Other current assets	1,553	-	11,607	4(b)	13,160
Total current assets	132,212	29,161	11,592		172,965

Property, plant and equipment, net	693,833	119,298	59,783	4(b)	872,914
Goodwill	-	-	95,963	4(b)	95,963
Intangible assets, net	22,753	-	91,325	4(b)	114,078
Other noncurrent assets	5,114	-	-		5,114
Total assets	$853,912	$148,459	$258,663		$1,261,034

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,812	$12,652	$(15)	4(c)	$40,449
Accrued liabilities	22,208	2,522	4,500	4(d)	29,230
Income taxes	1,728	1,414	-		3,142
Current portion of long-term debt	16,596	12,373	(12,347)	4(e)	16,622
Deferred revenue	5,442	-	-		5,442
Other current liabilities	1,843	973	-		2,816
Total current liabilities	75,629	29,934	(7,862)		97,701

Long-term debt, less current maturities	277,990	43,452	161,162	4(a)	439,153
			(43,451)	4(e)
Deferred income taxes	-	18,704	40,799	4(f)	59,503
Other noncurrent liabilities	23,926	6,602	(1,045)	4(e)	29,483
Total liabilities	377,545	98,692	149,603		625,840

Preferred shares	-	371,296	(371,296)	4(e)	-
Shareholders' Equity:
Common shares	-	-	-		-
Additional paid-in capital	1,383,934	6,149	123,622	3	1,498,731
			(6,149)	4(e)
			(8,825)	4(b)
Preferred equity	-	-	52,267	3	48,530
			(3,737)	4(b)
Accumulated deficit	(579,113)	(327,678)	434,288	4(e)	(583,613)
			(4,500)	4(d)
			(106,610)	4(b)
Common shares held in treasury at cost	(358)	-	-		(358)
Accumulated other comprehensive loss	(328,213)	-	-		(328,213)
Total Civeo Corporation shareholders' equity	476,250	(321,529)	480,356		635,077
Noncontrolling interest	117	-	-		117
Total shareholders' equity	476,367	(321,529)	480,356		635,194
Total liabilities and shareholders' equity	$853,912	$148,459	$258,663		$1,261,034

See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

CIVEO CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2017
(U.S. Dollar In Thousands, Except Per Share Amounts)

	Historical Civeo	Historical Adjusted Noralta (Notes 2 and 6)	Transaction Adjustments	Notes	Pro Forma

Revenues:
Service and other	$371,462	$124,931	$(1,305)	5(a)	$495,088
Product	10,814	-	-		10,814
	382,276	124,931	(1,305)		505,902

Costs and expenses:
Service and other costs	244,978	67,270	(1,305)	5(a)	310,943
Product costs	12,280	-	-		12,280
Selling, general and administrative expenses	63,431	13,850	(2,279)	5(b)	75,002
Depreciation and amortization expense	126,443	13,855	(13,855)	5(c)	144,096
			17,653	5(c)
Impairment expense	31,604	-	-		31,604
Other operating expense	1,511	2,868	-		4,379
	480,247	97,843	214		578,304

Operating income (loss)	(97,971)	27,088	(1,519)		(72,402)

Interest expense to third-parties	(21,439)	(8,998)	8,998	5(d)	(28,489)
			(7,050)	5(e)
Gain (loss) on extinguishment of debt	(842)	932	(932)	5(d)	(842)
Interest income	200	-	-		200
Other income	1,308	3,219	-		4,527
Income (loss) before income taxes	(118,744)	22,241	(503)		(97,006)

Income tax benefit (provision)	13,490	(7,689)	136	5(f)	5,937
Net income (loss)	(105,254)	14,552	(367)		(91,069)

Less: Net income attributable to noncontrolling interest	459	-	-		459

Net income (loss) attributable to Civeo Corporation	$(105,713)	$14,552	$(367)		$(91,528)

Preferred share dividend	-	-	(1,936)	5(h)	(1,936)

Net income (loss) attributable to Civeo Corporation common shareholders	$(105,713)	$14,552	$(2,303)		$(93,464)

Per Share Data
Basic net loss attributable to Civeo Corporation common shareholders	$(0.82)				$(0.58)

Diluted net loss attributable to Civeo Corporation common shareholders	$(0.82)				$(0.58)

Weighted average number of common shares outstanding
Basic	128,365		32,791	5(g)	161,156
Diluted	128,365		32,791	5(g)	161,156

See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Description of Acquisition

On April 2, 2018, Civeo completed its previously announced Acquisition of Noralta. In the Acquisition, Civeo acquired all of the outstanding shares of Noralta in exchange for (i) C$207,726,429 in cash, subject to customary post-closing adjustments for working capital, indebtedness and transaction expenses, of which C$43,459,749 will be held in escrow by Alliance Trust Company (the “Escrow Agent”) to support the sellers’ indemnification obligations and certain obligations of the sellers to compensate Civeo for certain increases to employee compensation costs that may be incurred by Noralta as a result of the recent union certification of certain classes of Noralta employees, (ii) 32,790,868 common shares of Civeo, of which 13,491,100 shares will be held in escrow by the Escrow Agent and released based on certain conditions related to Noralta customer contracts remaining in place and 2,340,824 shares will be held in escrow by the Escrow Agent and released based on Noralta employee compensation cost increases described above, and (iii) 9,679 shares of non-voting Class A Series 1 preferred shares of Civeo with an initial liquidation preference of $96,790,000, of which 692 shares will be held in escrow by the Escrow Agent and released based on Noralta employee compensation cost increases described above.

2.	Basis of Presentation

The unaudited pro forma combined financial statements are based on Civeo’s and Noralta’s historical consolidated financial statements as adjusted to give pro forma effect to the Acquisition. Civeo’s fiscal year-end is December 31, 2017, whereas Noralta’s fiscal year-end is May 31, 2017. The unaudited pro forma combined financial statements as at December 31, 2017 and for the year ended December 31, 2017 have been prepared using calculated historical results of Noralta (the “historical adjusted results”) that end within 93 days or less of the respective pro forma period. In order to calculate the historical adjusted results for Noralta in the unaudited pro forma combined statement of operations for the year ended December 31, 2017, the six months ended November 30, 2016 have been deducted from the twelve months ended May 31, 2017 and this calculated six month period has been added to the six months ended November 30, 2017. Noralta’s historical adjusted balance sheet included in the pro forma financial statements is as of November 30, 2017.

In addition, the historical financial information of Noralta is reported pursuant to ASPE and presented in Canadian dollars. The historical financial information of Civeo is reported pursuant to U.S. GAAP and presented in U.S. dollars. The historical adjusted results used in the preparation of the pro forma financial statements includes adjustments and reclassifications to convert the balance sheet and statement of operations of Noralta from ASPE to U.S. GAAP and to translate the financial statements from Canadian dollars to U.S. dollars (see Note 6).

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on assumptions and estimates of the fair value and useful lives of the assets acquired and liabilities assumed, and have been prepared by Civeo management to illustrate the estimated effect of the Acquisition and certain other adjustments. The unaudited pro forma combined statement of operations for the year ended December 31, 2017 gives effect to the acquisition of Noralta as if it had occurred on January 1, 2017. The unaudited pro forma combined balance sheet as of December 31, 2017 gives effect to the acquisition of Noralta as if it has occurred on December 31, 2017.

As of April 2, 2018, the combined company owns 100% of Noralta. Subsequent to April 2, 2018, any transactions occurring between Civeo and Noralta are considered intercompany transactions and will be eliminated. Adjustments to reflect the elimination of balances and transactions between Civeo and Noralta as of and for the periods presented have been made in the pro forma financial statements.

Significant Accounting Policies

The pro forma financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The accounting policies under U.S. GAAP used in the preparation of the pro forma financial statements are those set forth in Civeo’s audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The accounting policies of Noralta under ASPE are as described in Note 2 to its historical consolidated financial statements which have been incorporated by reference in this Form 8-K/A. The conversion of the Noralta historical consolidated financial statements from ASPE to U.S. GAAP and the translation from Canadian dollar amounts into U.S. dollars is discussed further in Note 6 below.

3.	Calculation of Purchase Consideration

The total purchase consideration received by Noralta shareholders was based on the fair value of the Common Shares and Preferred Shares issued on April 2, 2018. The estimated purchase consideration below reflects the fair value of Common Shares issued, which is based on the closing price on March 29, 2018 of Civeo Common Shares of $3.77 per share. The estimated purchase consideration below reflects the estimated fair value of Preferred Shares issued, which is valued at 54% of the initial liquidation preference of the Preferred Shares of $96.79 million.

The estimated purchase consideration and estimated fair value of Noralta’s net assets acquired as of the Acquisition date is presented as follows:

(In thousands U.S. Dollars, except per share data)

Common Shares issued	32,791
Common Share price as of March 29, 2018	$3.77
Common Share consideration		$123,622
Cash consideration		161,162
Preferred Share consideration		52,267
Estimated purchase consideration		$337,051

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, Civeo will record the Noralta assets acquired and liabilities assumed at their respective fair value at the Acquisition date. The pro forma adjustments are preliminary based on estimates of the fair value and useful lives of the assets as of February 28, 2018, and have been prepared by Civeo management to illustrate the estimated effect of the Acquisition. The purchase accounting is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase accounting is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted. The final valuations could differ materially from the preliminary valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase accounting.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of Noralta, with the excess of the purchase consideration issued over the fair value of Noralta’s net assets recorded as goodwill:

(In thousands U.S. Dollars)
Calculation of goodwill:
Estimated purchase consideration	$337,051
Recognized amounts of identifiable assets acquired and liabilities assumed:
Historical book value of net assets	49,767
Plus: Liabilities not assumed
Current maturities of long-term debt	4,655
Long-term debt, net of current maturities	43,451
Bank indebtedness	7,692
Promissory notes payable	1,045
106,610
Fair value adjustments to assets acquired and liabilities assumed
Other current assets - fair value of right of return of cash consideration in escrow	11,607
Identifiable intangible assets	91,325
Property, plant and equipment, net	59,783
Deferred tax liability	(40,799)
Preferred equity - fair value of right of return of preferred share consideration in escrow	3,737
Additional paid-in capital - fair value of right of return of common share consideration in escrow	8,825
Goodwill	$95,963

(In thousands U.S. dollars, except estimated useful lives)	Estimated Useful Life	Amount
Identifiable intangible assets
Noralta trade name	1	$1,707
Customer contracts	20	89,618
		$91,325

4.	Notes to Unaudited Pro Forma Combined Balance Sheet

(a)

Simultaneous with the closing of the Acquisition, Civeo drew on its existing revolving credit facility (the “credit facility”) to finance the cash component of the purchase consideration. Adjustment represents the additional cash used and debt financing incurred by Civeo to fund the estimated purchase consideration.

(b)	Represents the net adjustment to Noralta assets acquired and liabilities assumed based on the estimated preliminary fair value of the assets acquired and liabilities assumed as discussed in Note 3.

(c)	Represents the elimination of accounts receivable and accounts payable in connection with historical services provided by Civeo to Noralta.

(d)

Represents an estimate of the future transaction related costs directly attributable to the Acquisition, including advisory and legal fees that are recorded as an adjustment to the unaudited pro forma combined balance sheet. These amounts will be expensed as incurred in the future and are not reflected in the unaudited pro forma combined statement of operations.

(e)

Represent the elimination of historical share capital and liabilities of Noralta not assumed upon completion of the Acquisition. Based on the terms of the Purchase Agreement, certain liabilities of Noralta were not assumed by Civeo. The pro forma financial statements have been adjusted to remove such liabilities.

(f)	Represents the net adjustment to deferred tax liabilities resulting from the preliminary purchase accounting adjustments to assets acquired utilizing the Canadian Federal statutory tax rate of 27%.

5.	Notes to Unaudited Pro Forma Combined Statement of Operations

(a)	Represents the elimination of revenue and expenses in connection with historical services provided by Civeo to Noralta.

(b)

Represents the elimination of transaction related expenses that were directly attributable to the Acquisition, including advisory and legal fees. For pro forma purposes, these expenditures have been removed from the unaudited pro forma combined statement of operations, as they are non-recurring transaction related expenses.

(c)

Represents the elimination of Noralta’s historical depreciation and amortization expense, and the recognition of depreciation and amortization expense based on the fair value of the assets acquired (see Note 4 (b)) which will be amortized over the remaining useful life of the asset using Civeo’s useful life assumption for the respective asset classes.

(d)

Represents the elimination of Noralta’s historical interest expense and gain on extinguishment of debt. Based on the terms of the asset purchase agreement, none of Noralta’s long-term debt was assumed by Civeo in the Acquisition.

(e)

Represents the adjustment to record interest expense related to additional financing required to fund the cash component of the purchase consideration. Simultaneous with the closing of the Acquisition, Civeo drew on its credit facility to finance the cash component of the purchase consideration. To reflect this additional financing, there is an adjustment to include additional interest expense calculated using a rate of 5.3% on the additional draw against the credit facility, less a reduction related to the undrawn commitment fee contained within the credit facility calculated using a rate of 0.79%. Each 0.125% change in assumed interest rates for Civeo's credit facility would change pro forma interest expense by approximately $0.2 million for the year ended December 31, 2017.

(f)	Represents the tax effect of preliminary purchase accounting adjustments utilizing the Canadian statutory tax rate of 27%.

(g)

Represents an adjustment to the weighted average shares outstanding for Civeo to illustrate the number of Common Shares that are expected to be issued to consummate the Acquisition and assumes no conversion of the Preferred Shares as such conversion would be anti-dilutive.

(h)	Represents the adjustment to record dividends related to the Preferred Shares calculated using the 2% annual dividend rate and the initial liquidation preference.

6.	Adjustments to Noralta Historical Financial Statements to Conform to U.S. GAAP

Noralta’s historical financial statements have been prepared in accordance with ASPE, which differs in certain material respects from U.S. GAAP. In order to prepare pro forma financial statements, Noralta’s historical financial statements have been adjusted to reflect Noralta’s consolidated statements of operations and statement of financial position on a U.S. GAAP basis.

NORALTA LODGE LTD.
UNAUDITED HISTORICAL ADJUSTED BALANCE SHEET
NOVEMBER 30, 2017
(In Thousands U.S. Dollars ("USD") and Canadian Dollars ("CAD") )

	Historical Noralta	Reclassification Adjustments (Note 6(a))	ASPE to US GAAP Conversion Adjustments	Notes	Historical Adjusted Noralta	Historical Adjusted Noralta (Note 6(c))
ASSETS	CAD	CAD	CAD		CAD	USD
Current assets:
Cash and cash equivalents	$-	$-	$613	6(b)i	$613	$476
Accounts receivable	31,541	(31,541)	-		-	-
Trade and other receivables	-	31,541	1,853	6(b)i	33,394	25,911
Assets held for sale	247	-	-		247	192
Inventory	2,310	-	-		2,310	1,792
Prepaid expenses and deposits	1,018	(1,018)	-		-	-
Prepaid expenses	-	1,018	-		1,018	790
Advances to shareholder	6,017	(6,017)	-		-	-
Other current assets	-	6,017	(6,017)	6(b)ii	-	-
Total current assets	41,133	-	(3,551)		37,582	29,161

Property and equipment	158,491	161	(4,901)	6(b)iii	153,751	119,298
Intangible assets	161	(161)	-		-	-
Total assets	$199,785	$-	$(8,452)		$191,333	$148,459

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Bank indebtedness	$9,913	$(9,913)	$-		$-	$-
Accounts payable and accrued liabilities	17,091	(17,091)	-		-	-
Accounts payable	-	13,841	2,466	6(b)i	16,307	12,652
Accrued liabilities	-	3,250	-		3,250	2,522
Income taxes payable	1,822	(1,822)	-		-	-
Income taxes	-	1,822	-		1,822	1,414
Obligations under capital lease	34	(34)	-		-	-
Long-term debt	6,000	(6,000)	-		-	-
Current portion of long-term debt	-	15,947	-		15,947	12,373
Asset retirement obligations	1,254	(1,254)	-		-	-
Other current liabilities	-	1,254	-		1,254	973
Total current liabilities	36,114	-	2,466		38,580	29,934

Obligations under capital lease	1	(1)	-		-	-
Long-term debt	56,000	(56,000)	-		-	-
Long-term debt, less current maturities	-	56,001	-		56,001	43,452
Asset retirement obligations	7,812	(7,812)	-		-	-
Promissory note payable	1,346	(1,346)	-		-	-
Unearned revenue	4,841	(4,841)	-		-	-
Future income taxes	23,947	(23,947)	-		-	-
Deferred income taxes	-	23,947	159	6(b)iii	24,106	18,704
Other noncurrent liabilities	-	13,999	(5,491)	6(b)iii	8,508	6,602
	93,947	-	(5,332)		88,615	68,758
Total liabilities	130,061	-	(2,866)		127,195	98,692

Preferred shares	-	-	478,527	6(b)iv	478,527	371,296

Shareholders' equity:
Preferred shares	9,591	-	(9,591)	6(b)iv	-	-
Contributed surplus	7,924	(7,924)	-		-	-
Additional paid-in capital	-	7,924	-		7,924	6,149
Retained earnings	52,209	(52,209)	-		-	-
Accumulated deficit	-	52,209	(474,522)	6(b)i, 6(b)ii, 6(b)iii, 6(b)iv	(422,313)	(327,678)

Total shareholders' equity	69,724	-	(484,113)		(414,389)	(321,529)

Total liabilities and shareholders' equity	$199,785	$-	$(8,452)		$191,333	$148,459

NORALTA LODGE LTD. UNAUDITED HISTORICAL ADJUSTED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED NOVEMBER 30, 2017
(In Thousands U.S. Dollars ("USD") and Canadian Dollars ("CAD") )

	Historical Noralta	Reclassification Adjustments (Note 6(a))	ASPE to US GAAP Conversion Adjustments	Notes	Historical Adjusted Noralta	Historical Adjusted Noralta (Note 6(c))
	CAD	CAD	CAD		CAD	USD

Revenue:	$159,440	$(159,440)	$-		$-	$-
Service and other	-	159,440	3,308	6(b)i	162,748	124,931

Costs and expenses:
Service and other costs	-	84,325	3,308	6(b)i	87,633	67,270
Wages and benefits	31,202	(31,202)	-		-	-
Groceries	25,067	(25,067)	-		-	-
Telephone and utilities	11,439	(11,439)	-		-	-
Rent	4,559	(4,559)	-		-	-
Contracted Services	3,833	(3,833)	-		-	-
Aircraft and travel	1,876	(1,876)	-		-	-
Repairs and maintenance	1,831	(1,831)	-		-	-
Property taxes	2,378	(2,378)	-		-	-
Lodge supplies	1,065	(1,065)	-		-	-
Insurance	1,075	(1,075)	-		-	-
Professional Fees	162	(162)	-		-	-
Selling, general and admin expenses	-	18,043	-		18,043	13,850
	84,487	17,881	3,308		105,676	81,120
	74,953	(17,881)	-		57,072	43,811
General and administrative expenses	17,881	(17,881)	-		-	-
	57,072	-	-		57,072	43,811
Amortization	18,426	(18,426)	-		-	-
Depreciation and amortization expense	-	18,426	(377)	6(b)iii	18,049	13,855
Reorganization cost	3,465	(3,465)	-		-	-
Mobilization and demobilization costs	82	(82)	-		-	-
Other operating expense	-	3,690	45	6(b)iii	3,735	2,868
Accretion	143	(143)	-		-	-
Interest	11,721	(11,721)	-		-	-
	33,837	(11,721)	(332)		21,784	16,723

Operating income	23,235	11,721	332		35,288	27,088
Interest expense to third-parties	-	(11,721)	-		(11,721)	(8,998)
Wildfire costs	388	(388)	-		-	-
Insurance proceeds	2,932	(2,932)	-		-	-
Gain on repayment of long-term debt	1,214	(1,214)	-		-	-
Gain (loss) on extinguishment of debt	-	1,214	-		1,214	932
Gain on disposal of property and equipment	875	(875)	-		-	-
Loss on foreign exchange	(2)	2	-		-	-
Other income	-	4,193	-		4,193	3,219
	5,407	(11,721)	-		(6,314)	(4,847)
Income before income taxes	28,642	-	332		28,974	22,241
Current	8,452	(8,452)	-		-	-
Future	1,474	(1,474)	-		-	-
Income tax benefit (provision)	-	9,926	90	6(b)iii	10,016	7,689
	9,926	-	90		10,016	7,689

Net income attributable to Noralta	$18,716	$-	$242		$18,958	$14,552

(a)	Represents reclassifications of historical Noralta financial statement line items to conform to the expected financial statement line items of the combined company following the Acquisition.

(b)

Represents adjustments to illustrate the impact of applying U.S. GAAP to Noralta’s historical financial information. Previously, Noralta prepared its historical financial information in accordance with ASPE. An explanation of the adjustments that were made are as follows:

i)

U.S. GAAP requires consolidation decisions first be made under the Variable Interest Entity (“VIE”) model. ASPE focuses on the concept of control in determining whether a parent-subsidiary relationship exists. It was determined that certain limited partnership arrangements required consolidation under the VIE model because Noralta was the primary beneficiary and had the obligation to absorb losses and right to receive benefits. Accordingly, this adjustment reflects the impact of consolidation of these arrangements.

ii)

U.S. GAAP requires that advances to a shareholder be classified as a reduction in equity to properly reflect the nature of the advances and attendant circumstances giving rise to the transactions. ASPE does not require such presentation. This adjustment reflects the reclassification of shareholder advances to equity.

iii)

U.S. GAAP requires the use of a credit-adjusted risk-free rate for discounting when an expected present-value technique is used for estimating the fair value of asset retirement obligations. Under ASPE, a pre-tax discount is used to reflect current market assessments of the time value of money and the risks specific to the liability. This adjustment reflects the use of the credit-adjusted risk-free rate on Noralta’s asset retirement obligations.

iv)

Noralta’s Class G and H preferred shares are redeemable at the option of the holder and have no mandatory redemption feature.  Because they were issued as part of a tax planning arrangement they were presented as equity under ASPE.  Under U.S. GAAP, the preferred shares are presented as mezzanine equity at redemption value to reflect their debt and equity characteristics.  Accordingly, this adjustment reflects a balance sheet reclassification of preferred shares within shareholders’ equity to mezzanine equity at the redemption value, with the difference charged to retained earnings.

(c)

The adjusted historical results have been translated from Canadian Dollars to U.S. dollars using the exchange rates derived from the Bank of Canada of 0.78 as of November 30, 2017, and the average exchange rate of 0.76 during the twelve months ended November 30, 2017.